UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 26, 2019

SONOMA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33216	68-0423298
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1129 N. McDowell Blvd.

Petaluma, CA 94954

(Address of principal executive offices)

(Zip Code)

(707) 283-0550

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock	SNOA	The Nasdaq Stock Market LLC
Warrants to purchase common stock, par value $0.0001 per share	SNOAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Bonus Grants

On December 31, 2019, we awarded bonus stock options to certain executive officers and employees of the Company as recognition of their services. The bonus grants were in lieu of cash bonuses or pay raises in order to preserve our cash and to align the interests of our officers with those of shareholders. The exercise price of the options is based on the closing price of our common stock of $4.31 per share on December 31, 2019, and the options vest in two equal tranches: the first half vest on June 31, 2029 and the second half vest on December 31, 2020, or all options vest upon change of control. Any unvested options will expire if the employment of the respective executive terminates. The option grants are as follows:

•	Amy Trombly, Chief Executive Officer: 15,871 options;
•	John Dal Poggetto, Chief Financial Officer: 13,000 options;
•	Robert Northey, Executive Vice President of Research and Development: 13,000 options;
•	Bruce Thornton, Executive Vice President of International Operations and Sales: 13,000 options.

Due to limitations contained in our equity incentive plans, grants over 13,000 options will be bifurcated, with the first grant made in 2019 and the second grant to be made in January 2020.

Employment Agreement with our Chief Executive Officer

Effective on December 26, 2019, we entered into a new employment agreement with our Chief Executive Officer, Amy Trombly, after her prior agreement expired on December 25, 2019 pursuant to its terms. The employment agreement is effective as of December 26, 2019, the date of her appointment and has a term until December 31, 2019, subject to mutual extension by three-month increments.

We agreed to continue to pay Ms. Trombly a base salary of $25,000 per month, and to provide standard medical, dental and vacation benefits. Ms. Trombly will be eligible for a bonus of up to $150,000 per year upon the completion of certain agreed-upon goals based on the sole discretion of the Compensation Committee. As was the case with her old agreement, certain legal services not provided by Ms. Trombly will continue to be billed by Trombly Business Law, PC. The Board also agreed that during her time as Chief Executive Officer, Ms. Trombly may continue to represent other clients in her role as attorney. The employment agreement may be terminated by us or Ms. Trombly upon sixty days’ written notice at any time and for any reason.

Upon termination of the agreement Ms. Trombly agreed to resign from any and all directorships and every other position held by the executive with our Company or any of our subsidiaries, and to return to our Company of all Company property received from or on account of our Company or any of our affiliates by her. In addition, Ms. Trombly will be required to comply with the non-competition, confidentiality and non-disparagement provisions of the employment agreement during the term of employment and for two years following termination.

The foregoing description of the employment agreement is not complete and are qualified in its entirety by reference to the full text of the employment agreement, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics

On December 30, 2019, our Audit Committee approved a waiver to the conflicts of interest provision of our Code of Business Conduct in relation to the employment of our Chief Executive Officer, Ms. Amy Trombly, and her ownership and interest in Trombly Business Law, PC. The Audit Committee authorized the Corporation to continue to use Trombly Business Law, PC for certain legal services.

Item 9.01	Financial Statements and Exhibits.

10.1	Employment Agreement between Sonoma Pharmaceuticals, Inc. and Amy Trombly, effective December 26, 2019.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sonoma Pharmaceuticals, Inc.
(Registrant)

Date: December 31, 2019	By:	/s/ Amy Trombly
	Name: Title:	Amy Trombly Chief Executive Officer

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